EXHIBIT 4.18


                            DATED 27 SEPTEMBER 2004







                                RMC GROUP p.l.c.

                                      and

                                CEMEX UK LIMITED









                    _______________________________________


                            IMPLEMENTATION AGREEMENT

                    _______________________________________











                               Slaughter and May
                                One Bunhill Row
                                London EC1Y 8YY
                                     (RRO)

                                    CONTENTS

                                                                         PAGE

1.   Interpretation                                                        1

2.   Press Announcement                                                    5

3.   Implementation and Documentation                                      5

4.   Conduct of Business                                                   8

5.   Representations, Warranties and Covenants                            10

6.   Inducement Fee                                                       11

7.   Termination                                                          11

8.   Notices                                                              12

9.   Remedies and Waivers                                                 13

10.  Invalidity                                                           13

11.  No Partnership                                                       13

12.  Time of Essence                                                      14

13.  Contracts (Rights of Third Parties) Act 1999                         14

14.  Entire Agreement                                                     14

15.  Assignment                                                           14

16.  Announcements                                                        14

17.  Costs and Expenses                                                   15

18.  Counterparts                                                         15

19.  Choice of Governing Law                                              15

20.  Jurisdiction                                                         15

SCHEDULE 1                                                                17

SCHEDULE 2                                                                18

This Agreement is made 27 September, 2004

BETWEEN:

(1) RMC GROUP p.l.c. (incorporated in England and Wales No. 249776) of Bromo House, Coldharbour Lane, Thorpe, Egham, Surrey TW20 8TD (the "Company"); and

(2) CEMEX UK LIMITED (incorporated in England and Wales with registered no. 05196131) of 2 Lambs Passage, London EC1Y 8BB (the "Offeror").

WHEREAS

(A) The Offeror is a subsidiary of Omega and intends to announce a takeover offer for the Company to be implemented by way of, and the Company has agreed to implement, a scheme of arrangement of the Company, on the terms and subject to the conditions set out in the Press Announcement.

(B) The parties wish to enter into this Agreement to set out certain mutual commitments to implement the scheme of arrangement described in paragraph (A) above and certain matters relating to the conduct of business of the Company and its Group.

WHEREBY IT IS AGREED as follows:

1.       Interpretation

1.1 In this Agreement (but not in Schedule 1), the following terms have the following meanings:

         "Clearances"         means all consents, clearances, permissions and
                              waivers as may be necessary, and all filings and waiting periods as may be necessary, from or under the laws, regulations or practices applied by any relevant Competition Authority in connection with the implementation of the Acquisition, the Scheme or the Offer and references to Clearances having been satisfied shall be construed as meaning that the foregoing have been obtained on terms satisfactory to the Offeror or, where appropriate, made or expired;

         "Competition         means any relevant government, governmental,
         Authority"           national, supranational, competition or antitrust
                              body or other authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation or regulation in such jurisdictions;

         "Conditions"         means the conditions set out in Appendix I to the
                              Press Announcement;

         "Confidentiality     means the Confidentiality Agreement relating to
         Agreement"           the Acquisition dated 23 September 2004 between
                              the parties hereto;

         "Court Hearing"      the hearing by the Court of the petition to
                              sanction the Scheme under Section 425 of the Companies Act and to confirm the reduction of capital provided for by the Scheme under Section
                              137 of the Companies Act;

         "Directors"          means the board of directors of the Company from
                              time to time; "Effective Date" means the date upon which:

                              (A) the Scheme becomes effective in accordance with its terms; or

                              (B)   if the Offeror elects to implement the
                                    Acquisition by way of the Offer, the Offer becomes or is declared unconditional in all respects;

         "EGM Resolutions"    means the resolutions to be proposed at the
                              Extraordinary General Meeting in connection with the Scheme to approve certain amendments to the Articles of Association of the Company for the purposes of approving and implementing the Scheme, the reduction of capital and such other matters as may be agreed between the Company and the Offeror as necessary or desirable for the purposes of implementing the Scheme;

         "Exchange Act"       means the Securities Exchange Act of 1934, as
                              amended;

         "Group" means, in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;

         "Inducement Fee"     means (pound)23,870,000 plus a sum equal to any
                              amount of VAT for which the Offeror is liable to account on any supply made pursuant to this Agreement, provided that in no event shall the inducement fee payable by the Company pursuant to clause 6 less the part of such amount as is paid in respect of VAT and is recoverable by the Company or another member of the VAT group of which the Company is a member exceed
                              (pound)23,870,000;

         "Offer Document"     means the document to be despatched to (amongst
                              others) Bromo Shareholders pursuant to which the Offer would be made;

         "Offer Price"        means 855 pence per Bromo Share;

         "Personnel"          means, in relation to any person, its board of
                              directors, members of their immediate families, related trusts and persons connected with them, as such expressions are construed in accordance with the Code;

         "Press Announcement" means the draft Press Announcement set out in
                              Schedule 1;

         "Registrar"          means the Registrar of Companies for England and
                              Wales;

         "Scheme Document"    means the document to be despatched to (amongst
                              others) Bromo Shareholders setting out the full terms of the Scheme and, where the context so admits, includes any form of proxy, election, notice, application, affidavit, court document or other document required in connection with the Scheme;

         "Third Party         means an offer or proposal (as amended or revised
         Transaction"         from time to time):

                              (A) made by a third party, which is not acting in concert with the Offeror, or the announcement of an intention to make an offer, (whether or not subject to any pre-conditions and howsoever implemented) for the entire issued share capital of the Company or any class thereof (other than those shares owned or contracted to be acquired by the person making such offer and its associates, within the meaning of section 430(E) of the Companies Act), pursuant to Rule 2.5 of the Code; or

                              (B) by the Company or to holders of the shares of the Company which involves, in any such case, a change of control of the Company (other than the acquisition of control by the Offeror and/or a person acting in concert with the Offeror) or which involves the disposal of any interest in a material part of the business of the Company or its Group (other than to the Offeror and/or a person acting in concert with the Offeror);

         "Timetable"          means the indicative timetable for implementation
                              of the Scheme and despatch of the Scheme Document set out in Schedule 2; and

         "Working Hours"      means 9.30 a.m. to 6.30 p.m. on a Business Day.

1.2 Terms used but not defined expressly herein shall, unless the context otherwise requires, have the meaning given to them in the Press Announcement.

1.3      In this Agreement, unless otherwise specified:

         (A) references to clauses, sub-clauses and Schedules are to clauses and sub-clauses of, and Schedules to, this Agreement;

         (B)   use of any gender includes each other gender;

         (C) any word or expression defined in the Companies Act and not defined in this Agreement shall have the meaning given in the Companies Act;

         (D) when used in this Agreement, the expressions "acting in concert", "concert parties", "control" and "offer" shall be construed in accordance with the Code;

         (E) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

         (F) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

         (G) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

         (H) any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight;

         (I)   references to times are to London time;

         (J) a reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time;

         (K)   references to the singular include the plural and vice versa;
               and

         (L)   (i)   the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word
                     "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

               (ii) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.4 All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this agreement.

2.       Press Announcement

2.1 The parties shall procure the release of the Press Announcement at or before 7.00 a.m. on 27 September, 2004 or such other time and date as may be agreed by the parties.

3.       Implementation and Documentation

3.1 The parties undertake to implement the Scheme in accordance with, and subject to the terms and conditions of, the Press Announcement and, so far as possible, the Timetable with the overall intention that all Clearances are satisfied prior to the Court Hearing. Accordingly, without prejudice to the preceding sentence, each party agrees to use all reasonable endeavours to, and to procure that its Group and its directors and its relevant professional advisers assist it to, prepare all such documents and take all such steps as are necessary or desirable:

         (A)   in connection with the Acquisition, the Scheme and the Offer;
               and

         (B)   for the purposes of obtaining all Clearances.

3.2 The Company shall not seek to amend the Scheme or the EGM Resolutions after despatch of the Scheme Document without the prior written consent of the Offeror.

3.3 The Offeror will undertake to the Court to be bound by the terms of the Scheme insofar as it relates to the Offeror, including as to discharge of the consideration for the Acquisition.

3.4 The Company will, save as otherwise agreed with the Offeror, take or cause to be taken all such steps as are necessary to implement the Scheme in accordance with the Timetable and, in particular, but without limitation:

         (A) the Company will, no later than sixteen days after the date of this Agreement, issue a Part 8 claim form in order to seek the Court's permission to convene the Court Meeting and file such documents as may be necessary in connection therewith;

         (B)   upon:

               (i) the necessary documents being settled with the Court and, where required, approved by the Offeror under clause 3.8; and

               (ii) the Court making the order necessary for the purpose of convening the Court Meeting,

               the Company shall promptly, and in any event within fourteen days, publish the requisite documents, including the Scheme Document, and thereafter in a timely manner, publish and/or post such other documents and information as the Court or the UK Listing Authority may approve or require from time to time in connection with the proper implementation of the Scheme according to the Timetable;

         (C) the Company will convene the Extraordinary General Meeting to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

         (D) following the Court Meeting and the Extraordinary General Meeting, and assuming the resolutions to be proposed at such meeting have been passed by the requisite majorities, the Company shall, as contemplated by Schedule 2 but in consultation with the Offeror and always with the overall intention that all Clearances are satisfied prior to the Court Hearing, seek the sanction of the Court to the Scheme at the Court Hearing and take all other action necessary to make the Scheme effective;

         (E) if the Court so requires or indicates, or if it is necessary to implement the Scheme, the Company shall reconvene the Court Meeting and any other necessary shareholder meeting;

         (F) as soon as practicable after the sanction of the Court of the Scheme (including the capital reduction) at the Court Hearing, and in any event within one Business Day, the Company shall cause an office copy of the relevant Court Order to be filed with the Registrar and registered by him;

         (G)   the Company will not allot or issue any Bromo Shares between
               6.00 p.m. on the Business Day before the Court Hearing and the time at which the Scheme becomes effective; and

         (H) the Company will use all reasonable endeavours to ensure that the steps to be taken between the posting of the Scheme Document and the Effective Date are undertaken in accordance with a process agreed with the Offeror and always with the overall intention that all Clearances are satisfied prior to the Court Hearing.

3.5 The Company agrees that the Scheme Document shall incorporate a unanimous and unqualified recommendation of the Directors to Bromo Shareholders to vote in favour of the Scheme and the EGM Resolutions except to the extent that the Directors have determined in good faith with the benefit of legal and financial advice that such recommendation should not be given or should be withdrawn, modified or qualified in order to comply with their fiduciary duties.

3.6 The Offeror may elect at any time to implement the Acquisition by way of the Offer, whether or not the Scheme Document has been despatched. Provided that the Offer is made in accordance with the terms and conditions set out in the Press Announcement (and with the consideration being equal to or greater than that specified in the Press Announcement), the Company agrees that the Offer Document shall incorporate a unanimous and unqualified recommendation of the Directors to the Bromo Shareholders to accept the Offer, except to the extent that the Directors have determined in good faith with the benefit of legal and financial advice that such recommendation should not be given or should be withdrawn, modified or qualified in order to comply with their fiduciary duties.

3.7 The obligations of the parties to implement the Scheme, or if applicable the Offer, are subject to satisfaction or, where permissible, waiver of the Conditions. The Company agrees that it shall only file the relevant Court Order with the Registrar if all of the Conditions are satisfied or, where permissible, waived by the Offeror prior to the grant of the relevant Court Order. The Offeror shall not be under any obligation to waive or treat as satisfied any of the conditions in paragraph (b), (c), (e) or (f) of Appendix I to the Press Announcement until the Clearances are satisfied.

3.8 The Company agrees to co-ordinate the preparation and despatch of the Scheme Document with the Offeror and only to despatch the Scheme Document with the consent of the Offeror (which shall not be unreasonably withheld). Accordingly the Company will submit drafts and revised drafts of the Scheme Document to the Offeror for review and comment and shall discuss such comments with the Offeror for the purposes of preparing revised drafts. The Offeror undertakes to provide to the Company for the purposes of inclusion in the Scheme Document all such information about the Offeror, its Group and their respective Personnel as may reasonably be required by the Company (having regard to the Code and applicable regulations) for inclusion in the Scheme Document (including all information that would be required under the Code or applicable regulations) and to provide all such other assistance as the Company may reasonably require in connection with the preparation of the Scheme Document including access to and ensuring the assistance of its management and that of Omega and relevant professional advisers.

3.9 The Offeror agrees to co-ordinate the preparation and despatch of the Offer Document with the Company unless any of the Directors have determined that the recommendation contemplated by sub-clause 3.6 shall not be given or should be withdrawn, modified or qualified in order to comply with their fiduciary duties. Subject thereto, the Offeror will submit drafts and revised drafts of the Offer Document to the Company for review and comment and shall discuss such comments with the Company for the purposes of preparing revised drafts.

3.10     (A)   The Offeror will procure that its directors, and those of Omega, accept responsibility for all of the information in the Scheme
               Document relating to the Offeror, its Group and its Personnel.

         (B) The Company will procure that the Directors accept responsibility for all of the information in the Scheme Document other than that relating to the Offeror, its Group and their respective Personnel.

3.11 If the Offeror elects to exercise the right described in Part A of Appendix I to the Press Announcement to implement the Acquisition by way of the Offer:

         (A) the Offeror will procure that its directors, and those of Omega, accept responsibility for all of the information in the Offer Document other than that relating to the Company, its Group and their respective Personnel; and

         (B) the Company will procure that the Directors accept responsibility for the information in the Offer Document relating to the Company, its Group and its Personnel.

3.12 The Company undertakes to provide the Offeror with all such information about the Company, its Group and its Personnel as may reasonably be required for inclusion in the Offer Document and to provide all such other assistance as the Offeror may reasonably require in connection with the preparation of the Offer Document, including access to, and ensuring the provision of assistance by, its management and relevant professional advisers.

3.13 The Company undertakes to co-operate with and assist the Offeror by providing the Offeror and any relevant Competition Authority as promptly as is reasonably practicable upon request and in good faith any necessary information and documents for the purpose of making any submissions, filings and notifications to such Competition Authority in relation to the Acquisition, including making any joint filings with the Offeror where required by any such Competition Authority.

3.14     Each party undertakes:

         (A) to keep the other informed reasonably promptly of developments which are material or potentially material to the obtaining of the Clearances within 81 days of the posting of the Scheme Document; and

         (B) to disclose to each other material correspondence with any relevant Competition Authority (subject to redaction of confidential information).

3.15 The parties will consult with the Panel from time to time as necessary in order to keep the Panel informed, and where appropriate seek the consent of the Panel, as to the Timetable and the process to obtaining the Clearances.

4.       Conduct of Business

4.1 The Company undertakes, without prejudice to Rule 21 of the Code, that prior to the earlier of the Effective Date and termination of this Agreement in accordance with its terms, it will not, and it will procure that no member of its Group shall:

         (A) carry on business other than in the ordinary course (and the parties agree that the entering into of any agreement or arrangement (whether or not legally binding but excluding, for the avoidance of doubt, the submission of a second-round non-binding bid) to acquire the US business as notified by the Company to the Offeror on 24 September 2004, without the prior agreement of the Offeror, is not in the ordinary course of business) and in all material respects consistent with past practice; or

         (B) alter the nature or scope of its business in any way which is material in the context of either the business of the Company and its Group taken as a whole or the implementation of the Acquisition; or

         (C) enter into, amend, supplement or terminate any agreement which is material in the context of either the business of the Company and its Group taken as a whole or the implementation of the Acquisition; or

         (D) subject to the fiduciary duties of its board of directors, take any action which would be reasonably likely materially to delay or prejudice, or increase the cost of, the Acquisition, the Scheme or the Offer; or

         (E)   agree to do any of the foregoing.

4.2 Subject to the fiduciary duties of its Directors, the Company undertakes that, except with the prior written consent of the Offeror, it will not submit to its shareholders for approval in general meeting any resolution which, if passed, would constitute approval for the purposes of Rule 21.1 of the Code or seek the consent of the Panel to proceed without such approval.

4.3 The Company undertakes that it will, and shall procure that its Group does, co-operate with the Offeror in dealing with any party to an agreement or arrangement with the Company or any member of its Group which is affected by the Acquisition or would be affected by its implementation and shall support the reasonable requests of the Offeror as to how such effect shall be managed.

4.4 The Company shall not, and shall procure that its Group and their respective management and professional advisers do not, directly or indirectly solicit an offer or approach from any third party:

         (A) to acquire all or a substantial part of the share capital of the Company or a substantial part or value of the respective assets of the Company or any member of its Group; or

         (B) with a view to undertaking a transaction which is an alternative to the Acquisition.

4.5      If any third party makes any unsolicited offer or approach:

         (A) to acquire all or a substantial part of the share capital of the Company or a substantial part or value of the respective assets of the Company or any member of its Group; or

         (B) with a view to undertaking a transaction which is an alternative to the Acquisition,

         the Company shall not (subject to its obligations under Rule 20.2 of the City Code and subject to compliance by the Directors with their fiduciary duties and (without prejudice to the foregoing) the Directors shall be deemed to be acting in accordance with their fiduciary duties if they in good faith believe that the third party is a bona fide potential offeror) directly or indirectly, engage with that third party or enter into any discussions or negotiations with that third party in relation to such unsolicited offer or approach.

4.6 The Company will promptly inform the Offeror if any third party makes any such unsolicited offer or approach and, subject to any confidentiality obligations to which the Company may be subject and subject to compliance by the Directors with their fiduciary duties, the Company shall keep the Offeror informed of any communications it receives from such third party in connection with any such unsolicited offer or approach.

5.       Representations, Warranties and Covenants

5.1 Each of the parties represents and warrants to the other on the date hereof that:

         (A) it has the requisite power and authority to enter into and perform this Agreement;

         (B) this Agreement constitutes its binding obligations in accordance with its terms;

         (C) the execution and delivery of, and performance of its obligations under, this Agreement will not:

               (i) result in a breach of any provision of its constitutional documents;

               (ii) result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

               (iii) result in a breach of any order, judgement or decree of any court or governmental agency to which it is a party or by which it is bound.

5.2 The Company confirms and undertakes that, so far as its executive directors are actually aware:

         (A) it is a "foreign private issuer" as such term is defined under Rule 3b-4(c) under the Exchange Act;

         (B) the Company undertakes to furnish to the Offeror upon request of the Offeror in writing a copy of the Company's register of shareholders dated as of (i) a date on or around the 30th calendar day prior to commencement (within the meaning of Rule 14d-2 ("Rule 14d-2") under the US Securities Exchange Act of 1934 (the "Exchange Act")) of a tender offer (within the meaning of the Exchange Act) by the Offeror for the entire share capital of the Company or (ii) such other date as may be agreed by the Company and the Offeror for the purpose of assisting the Offeror in making its calculation in accordance with instruction 2 to Rules 14d-2(c) and (d).

6.       Inducement Fee

6.1      If the Press Announcement is issued and thereafter:

         (A) the Directors do not unanimously and without qualification recommend the Acquisition or they (or any committee of the Directors) at any time do withdraw or adversely modify or qualify their recommendation of the Acquisition; or

         (B) a Third Party Transaction is announced prior to the Acquisition lapsing or being withdrawn which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed,

         (in each case such an event being a "Relevant Event"), the Company shall, in consideration of the Offeror procuring the release of the Press Announcement, pay the Offeror the Inducement Fee in accordance with sub-clause 6.2.

6.2 The Company shall pay the Inducement Fee no later than 5 Business Days after demand from the Offeror which may only be made after the occurrence of a Relevant Event. All sums payable under this clause 6 shall be paid in the form of an electronic funds transfer for same day value to such bank as may be notified to the Company by the Offeror and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by law) and without regard to any lien, right of set-off, counter-claim or otherwise.

7.       Termination

7.1 This Agreement shall be terminated and all rights and obligations of the parties shall cease, save under clauses 6 and 8-20, as follows:

         (A) by notice in writing from the Offeror to the Company following a material breach of any of the obligations of the Company set out in clause 4;

         (B) by notice in writing from the Offeror to the Company if a Third Party Transaction becomes or is declared wholly unconditional or is completed;

         (C) if the Scheme is not sanctioned by Bromo Shareholders at the Court Meeting or the EGM Resolutions are not approved at the Extraordinary General Meeting;

         (D) if the Court Orders are not granted or (save as the parties may otherwise agree in writing) the Effective Date has not occurred on or before the date which is six months after the date hereof;

         (E) if the Offeror elects to implement the Acquisition by way of the Offer, if the Offer, once announced under Rule 2.5 of the Code, lapses in accordance with its terms or is withdrawn or not made; or

         (F) if the European Commission initiates proceedings under Article 6(1)(c) of the Regulation or, following a referral by the European Commission under Article 9(1) of the Regulation to a competent authority in the United Kingdom, there is a subsequent reference to the Competition Commission; or

         (G) by notice in writing from one party to the other, if the recommendation of the Directors contemplated by sub-clauses 3.5 and 3.6, as the case may be, is not given or is withdrawn, modified or qualified at any time prior to the grant of the Court Orders.

7.2 Termination shall be without prejudice to the rights of either party that may have arisen prior to termination. Clauses 6 and 8 - 20 shall survive termination.

8.       Notices

8.1 A notice under this Agreement shall only be effective if it is in writing. Any notice must be given either by fax or be delivered by hand or by same day courier.

8.2 Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

         Party and title of individual      Address                          Facsimile no.
         -----------------------------      -------                          -------------

         The Company                        Bromo House                      01932 568933
         FAO: Group Legal Adviser           Coldharbour Lane
                                            Thorpe
                                            Egham
                                            Surrey  TW20 8TD

         The Offeror                        2 Lambs Passage                  020 7240 5072
         FAO: General Counsel               London EC1Y 8BB
                                            (Ref: RRO)
                                            with a copy to:
                                            Av. Ricardo Margain Zozaya       + 52 81 8888 4399
                                            # 325, Colonia
                                            Valle del Campestre
                                            Garza Garcia
                                            Nuevo Lien
                                            Mexico 66265

         provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause.

8.3 Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

         (A)   if delivered personally, on delivery;

         (B)   if sent by facsimile, when sent (with receipt confirmed); and

         (C)   if sent by courier, on delivery.

8.4 Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

9.       Remedies and Waivers

9.1 No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

         (A)   affect that right, power or remedy; or

         (B)   operate as a waiver of it.

9.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

9.4 Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

10.      Invalidity

         If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

         (A) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

         (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

11.      No Partnership

         Nothing in this Agreement and no action taken by the parties under this agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

12.      Time of Essence

         Except as otherwise expressly provided, time is of the essence of this Agreement.

13.      Contracts (Rights of Third Parties) Act 1999

         The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

14.      Entire Agreement

14.1 This Agreement and the Confidentiality Agreement constitute the whole and only Agreement between the parties relating to the Acquisition and supersede any previous agreement whether written or oral between the parties in relation to the Acquisition. Nothing in this Agreement shall have the effect of varying or limiting the provisions of the Confidentiality Agreement.

14.2 Each party acknowledges that in entering into this agreement it is not relying upon any pre-contractual statement that is not set out in this agreement.

14.3 Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

14.4 For the purposes of this clause, "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement made or given by any person at any time prior to the date of this Agreement.

14.5 This Agreement may only be varied in writing signed by each of the parties.

15.      Assignment

         No party shall assign or create a trust over all or any part of the benefit of, or its rights or benefits under, this Agreement.

16.      Announcements

16.1 Subject to sub-clause 16.2, and unless the recommendation of the Directors contemplated by sub-clauses 3.5 and 3.6, as the case may be, has not been given or has been withdrawn, modified or qualified, no announcement (other than the Press Announcement) concerning the Acquisition or any ancillary matter contemplated by this agreement shall be made by either party hereto without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

16.2 The Company and the Offeror may each make such announcements as are required by:

         (A)   the law of any relevant jurisdiction; or

         (B) any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the UK Listing Authority, the London Stock Exchange, the New York Stock Exchange, the Mexico Stock Exchange and the Panel whether or not the requirement has the force of law; or

         (C) for the better implementation of the Acquisition, the Scheme, the Offer or any ancillary matter,

         in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.

17.      Costs and Expenses

         Each party shall pay its own costs and expenses in relation to the negotiation and preparation of this Agreement and the implementation of the transactions contemplated hereby.

18.      Counterparts

18.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

18.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

19.      Choice of Governing Law

         This agreement is to be governed by and construed in accordance with English law.

20.      Jurisdiction

20.1 Each of the parties to this Agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any proceedings may be brought in the courts of England.

20.2 Each party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any proceedings in the courts of England and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any proceedings brought in the courts of England shall be conclusive and binding upon such party and may be enforced in the courts of England.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.


Executed as a deed                   )        ../s/ Illegible..................
by RMC Group p.l.c. acting by        )        ---------------------------------
                                              Name:
                                              Director

                                              ../s/ Illegible..................
                                              ---------------------------------
                                              Name:
                                              Director/Secretary




Executed as a deed by                )        ../s/ Illegible..................
Cemex UK Limited acting by           )        ---------------------------------
                                              Name:
                                              Director

                                              ../s/ Illegible..................
                                              ---------------------------------
                                              Name:
                                              Director/Secretary

                                   SCHEDULE 1

                              (Press Announcement)

                                   SCHEDULE 2

                                  (Timetable)

-------------------------------------------------------------------------------
Date           Action
-------------------------------------------------------------------------------
D-28           Press Announcement released
-------------------------------------------------------------------------------
D-12           Issue application for permission to convene Court Meeting
-------------------------------------------------------------------------------
D-8            Swearing and filing of affidavit exhibiting Scheme Document
-------------------------------------------------------------------------------
D-5            Hearing of application for permission to convene Court Meeting
-------------------------------------------------------------------------------
D              Scheme Document posted
-------------------------------------------------------------------------------
D+23           Court Meeting and Extraordinary General Meeting
US Business
Days/D+24      Presentation of petition applying for Court Orders
-------------------------------------------------------------------------------
D+32           Application for directions
-------------------------------------------------------------------------------
D+35           Advertising
-------------------------------------------------------------------------------
D+49           Court Hearing (depending on Clearances)
-------------------------------------------------------------------------------
D+50           Effective Date
-------------------------------------------------------------------------------
D+71           Advertise reduction
-------------------------------------------------------------------------------

Notes:

1. The parties recognise that the Timetable will be affected by the occurrence of non-Business Days and the availability of the Court and its staff.

2. The parties recognise that the Timetable may be affected by the requirement to obtain Clearances.

3. The parties will discuss the timing of the matters to occur following the Court Meeting and Extraordinary General Meeting in the light of progress towards obtaining Clearances.